EXHIBIT 21.1

                     SUBSIDIARIES OF HI-LO AUTOMOTIVE, INC.

     Set forth below is a list of subsidiaries of Hi-Lo Automotive, Inc., a Delaware corporation:

            Hi-Lo Management Company, a Delaware corporation.

            Hi-Lo Investment Company, a Delaware corporation.

            Hi-Lo Auto Supply, L.P., a Texas limited partnership composed of Hi-Lo Management Company (1% general partner) and Hi-Lo Investment Company (99% limited partner).

            First Call Management Company, a Delaware corporation.

            First Call Auto Supply, L.P. a Texas Limited partnership composed of First Call Management Company (1% general partner) and Hi-Lo Auto Supply, L.P. (99% limited partner).